Exhibit 5.1

LAW OFFICES
Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. SUITE 2200 MUSEUM TOWER
FT. LAUDERDALE OFFICE SUITE 1900 WACHOVIA CENTER 200 EAST BROWARD BOULEVARD FT. LAUDERDALE, FLORIDA 33301 (954) 462-9500	150 WEST FLAGLER STREET MIAMI, FLORIDA 33130 MIAMI (305) 789-3200 • BROWARD (954) 463-5440 FAX (305) 789-3395 WWW.STEARNSWEAVER.COM	TAMPA OFFICE SUITE 2200 SUNTRUST FINANCIAL CENTRE 401 EAST JACKSON STREET TAMPA, FLORIDA 33602 (813) 223-4800

                   November 8, 2004

Mr. Robert C. Strauss
Noven Pharmaceuticals, Inc.
11960 Southwest 144th Street
Miami, FL 33186

Dear Mr. Strauss:

     We have acted as counsel for Noven Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to the preparation and filing with the Securities and Exchange Commission of a Form S-8 Registration Statement (the “Registration Statement”) in connection with the registration of 1,000,000 shares of the Company’s Common Stock, par value $.0001 per share (the “Common Stock”), issuable pursuant to the Noven Pharmaceuticals, Inc. 1999 Long-Term Incentive Plan (the “Plan”).

     In connection with our opinion, we have examined the Registration Statement, including all exhibits thereto, as filed with the Securities and Exchange Commission, and the Restated Certificate of Incorporation, and Amended and Restated Bylaws of the Company, as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Company to authorize the issuance of the shares of Common Stock pursuant to the Plan.

     In rendering this opinion, we have undertaken no independent review of the operations of the Company. Instead, we have relied solely upon the documents described above. In examining such documents, we have assumed, without independent investigation: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of such latter documents, and (iv) that all factual information supplied to us was accurate, true and complete. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon the accuracy of (i) all representations and warranties submitted to us for purposes of rendering the opinion and (ii) factual recitals made in the resolutions adopted by the Board of Directors of the Company. We express no opinion as to federal securities laws or the “blue sky” laws of any state or jurisdiction. This opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter change and/or come to our attention.

     Based upon the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that the shares of Common Stock registered under the Registration Statement and issuable in accordance with the Plan will, if and when issued and delivered by the Company against payment of adequate consideration therefor in accordance with the terms and conditions of the Plan, be validly issued, fully paid and non-assessable.

Exhibit 5.1

Mr. Robert C. Strauss
November 8, 2004

     We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and to any references to this firm in the Registration Statement and in the documents incorporated therein by reference.

Very truly yours,
/s/ STEARNS WEAVER MILLER WEISSLER
ALHADEFF & SITTERSON, P.A.